Press Release	Source: Petrol Oil and Gas Inc.

Petrol Oil and Gas Announces Testing of One of Its New Wells Acquired in a 36,000-Acre Lease Purchase

LAS VEGAS--(BUSINESS WIRE)--April 23, 2004--Petrol Oil and Gas Inc. (OTC BB: POIG - News) announced today that they are testing one of their newly acquired wells in a mineral lease purchase from CBM Energy Inc. of Kansas City, Kan. The purchase involved the acquisition of approximately 36,000 acres of mineral leases in eastern Kansas that includes 13 existing wells.

Mark Haas, president of CBM Energy Inc., said, "All of us at CBM Energy are excited to have a company well-positioned in the development of Kansas coal bed methane (CBM) like Petrol Oil and Gas begin testing these properties' resources. Furthermore, we are very pleased to be associated with Petrol and we will support them in their future acquisition and development programs."

Petrol's corporate strategy is focused on the exploration, development and production of coal bed methane ("CBM") gas and other producible minerals, with their present leasing and development efforts concentrated on the Western Interior basin in eastern Kansas and western Missouri.

"We are very pleased to be testing one of our newly acquired wells in eastern Kansas and are encouraged by the initial results," stated Paul Branagan, president of Petrol. Branagan went on to say, "These newly acquired 36,000 mineral acres provides Petrol with drilling locations for an additional 400 or more gas wells based on 80-acre spacing."

Petrol's total leased acreage in eastern Kansas now stands at approximately 129,000 acres. When combined with Petrol's Missouri mineral leases, the company now has approximately 150,000 acres under lease.

Technical, corporate and investor-related information can be found on the Petrol Web site at www.petroloilandgas.com.

Safe Harbor Statement: The statements in this press release regarding any implied or perceived benefits from well testing or its results, acquiring additional mineral acreage, maintaining mineral lease rights, the rights to produce from 13 existing wells, the statements of Haas or Branagan, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, discovering producible minerals such as oil or gas, the value of testing results, costs, delays, and any other difficulties related to producing minerals such as oil or gas, financing, marketing and sales, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Petrol Oil and Gas Inc. is quoted on the OTC Bulletin Board as "POIG."

Copyright (C) 2004 Petrol Oil and Gas Inc. All Rights Reserved.

Contact:

Petrol Oil and Gas Inc., Las Vegas

Paul Branagan, 702-454-7318 (Investor Information)